EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Ted Sanders, CFO

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

PC MALL REPORTS RECORD FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.14

ON TEN PERCENT REVENUE GROWTH

Highlights:

•	First quarter 2007 operating profit of $4.0 million compared with Q1 2006 operating profit of $0.9 million.

•	Earnings per share for Q1 2007 of $0.14 compared to a loss per share of $(0.00) in Q1 2006.

•	Adjusted non-GAAP Core business operating profit margin in Q1 2007 of approximately 1.9 percent, more than double the 0.9 percent adjusted non-GAAP Core business operating profit margin in Q1 2006.

•	Consolidated net sales of $256.8 million for Q1 2007, an increase of ten percent, compared to consolidated net sales of $234.2 million for Q1 2006.

•	Commercial net sales for Q1 2007 increased ten percent from Q1 2006, which includes SMB net sales increase of 18 percent from Q1 2006.

•	Public sector net sales for Q1 2007 increased 80 percent from Q1 2006.

Torrance, California – May 1, 2007 — PC Mall, Inc. (NASDAQ:MALL - news) today reported record Q1 2007 diluted earnings per share of $0.14 compared with a loss per share of $(0.00) for Q1 2006. Net income for Q1 2007 was $1.9 million, an increase of $1.9 million from Q1 2006. Consolidated net sales for Q1 2007 were $256.8 million, an increase of $22.6 million or ten percent from consolidated net sales of $234.2 million in Q1 2006.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We are very pleased with our record Q1 2007 results, our third consecutive quarter of strong performance. The improvement in our performance was the result of a $2.4 million increase in gross profit from sales growth and a $0.7 million decline in SG&A spending from reduced labor costs from our Philippine initiative and increased advertising efficiency, partially offset by increased labor costs due to the acquisition of GMRI. ”

Khulusi continued, “The recent release of Adobe Creative Suite 3 which takes advantage of Apple’s transition to Intel processors is a potentially significant event for PC Mall’s Mac-Pro customer base. The second quarter historically has been a seasonally strong state and local government sales quarter, and the third quarter historically has been a seasonally strong federal government sales quarter, particularly when you factor in the historical sales of our recently acquired GMRI business. Also, Apple’s anticipated release in the fourth quarter of OS X Leopard could create additional Apple related sales opportunities for us in the fourth quarter. Looking ahead, we will maintain our focus on profitability, sales growth and strategic acquisitions. While we expect that there will be quarterly fluctuations in our adjusted non-GAAP quarterly operating profit margin in part as a result of probable fluctuations in sales and the various components of gross margin, we are very pleased with our overall trend line.”

Q1 2007 consolidated net sales were $256.8 million compared to $234.2 million in Q1 2006, an increase of $22.6 million. Core business (which excludes OnSale.com) net sales for Q1 2007 were $254.1 million compared with $229.4 million in Q1 2006, an increase of 11 percent. Commercial net sales grew ten percent in Q1 2007 compared to Q1 2006, primarily the result of an 18 percent increase in SMB sales which includes sales of $11.4 million in products to a single customer. Public sector sales increased by 80 percent primarily due to the products business acquired from GMRI in September 2006. These increases in Core business net sales were partially offset by a three percent decline in Q1 2007 consumer net sales from the same quarter last year. However, consumer sales of Apple products for Q1 2007 increased by nine percent. The decline in consumer net sales was impacted by a 37 percent reduction in consumer advertising.

Consolidated gross profit in Q1 2007 increased to $31.8 million and consolidated gross profit margin for Q1 2007 decreased to 12.4 percent from 12.6 percent in Q1 2006. Gross profit margin for Q1 2007 was negatively impacted by the lower margin sales to the single customer mentioned above and a decline in vendor consideration.

Consolidated SG&A expenses as a percent of net sales were 10.8 percent in Q1 2007 compared to 12.2 percent in Q1 2006, a decrease of 135 basis points. The 135 basis point decrease in Q1 2007 consolidated SG&A as a percent of net sales over the prior year quarter was due primarily to decreases in advertising and labor and the impact of increased sales including sales to a single customer. These savings were partially offset by increases in SG&A expenses from the acquisition of GMRI.

Commercial and public sector account executive headcount included in SG&A at the end of Q1 2007 amounted to 537 employees, down 33 account executives from Q1 2006 and down 37 account executives from Q4 2006. Average tenure for a commercial and public sector account executive, excluding the GMRI business, at the end of Q1 2007 was 31 months, with seven percent of the commercial and public sector workforce in training, 37 percent with less than one year experience and 52 percent with less than two years experience. Total account executives, including those focused on commercial, public sector and consumer customers, numbered 616 at the end of Q1 2007, down 60 managers from Q1 2006, and down 50 managers from Q4 2006. The decrease of 60 account executives in Q1 2007 from Q1 2006 includes the offset of an addition of 13 account executives from the acquisition of GMRI’s products business.

We had cash and cash equivalents of $4.6 million at March 31, 2007 compared to $5.8 million at December 31, 2006. Accounts receivable at March 31, 2007 increased by $1.2 million from December 31, 2006. Inventories of $41.1 million at March 31, 2007 decreased by $10.1 million from December 31, 2006 reflecting our efforts to optimize inventory levels, seasonality and our sell-through of year-end strategic buys for the holidays from the prior year end. Accounts payable decreased by $7.9 million from December 31, 2006. Outstanding borrowings under our line of credit decreased by $5.7 million at March 31, 2007 from December 31, 2006.

Non-GAAP Measures

As described below, the adjusted non-GAAP Core business operating profit and related operating profit margin contained herein, which are supplemental to the financial results based on generally accepted accounting principles, exclude the results of Onsale.com and special charges if any such as litigation settlement, non-cash stock-based compensation expenses and SOX-related expenses, restructuring costs and other special items. We believe that the presentation of our results excluding these items provides meaningful supplemental information to both management and investors that is indicative of our Core business operating results across reporting periods. We include an income statement reconciliation of these non-GAAP measures to provide a more complete view of their effect on results. We are unable to reconcile our expectations and goals with respect to adjusted non-GAAP quarterly operating profits and margin for the Core business in future periods, because the GAAP financial measures are not accessible on a forward-looking basis.

* * *

Conference Call

Management will hold a conference call on Tuesday, May 1, 2007 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss the first quarter results. To listen to PC Mall management’s discussion of the first quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until May 22, 2007 and can be accessed by calling: (888) 286-8010 and inputting pass code 21019198.

About PC Mall

PC Mall, Inc., together with its subsidiaries, is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as, but not limited to, Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com, http://gmri.com, http://www.wareforce.com and http://www.onsale.com). Customer orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to future sales, our positive operating results trend line, future gross margin, future operating profits or future operating profit margin, including, but not limited to, our ability to achieve a particular adjusted non-GAAP Core business operating profit margin in any future quarter. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship of the number of account executives and productivity; investments in tools and infrastructure that may not improve our account executives' productivity and our profitability; decreases in revenues related to consumer, commercial and public sector sales including, but not limited to, potential decreases in sales resulting from the loss of customers; risks related to our ability to retain key personnel; potential decreases in sales related to changes in our vendors products; increased competition and pricing pressures, including, but not limited to, increased competition from direct sales by some of our largest vendors; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets and to integrate companies we may acquire; risks due to shifts in market demand or price erosion of owned inventory; litigation by or against us; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, and in our other periodic reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Net Sales	$256,780	$234,222
Cost of goods sold	224,968	204,791
Gross profit	31,812	29,431
Selling, general and administrative expenses	27,772	28,493
Operating profit	4,040	938
Interest expense, net	927	1,029
Income (loss) before income taxes	3,113	(91)
Income tax expense (benefit)	1,245	(36)
Net income (loss)	$1,868	$(55)

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$0.15	$(0.00)
Diluted	0.14	(0.00)
Weighted average number of common shares outstanding:
Basic	12,382	11,731
Diluted	13,555	11,731

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CORE BUSINESS OPERATING PROFIT AND OPERATING PROFIT MARGIN

(unaudited, in thousands)

	Three Months Ended March 31,
	2007	2006
Consolidated net sales	$256,780	$234,222
Less net sales of OnSale.com	(2,702)	(4,838)
Core business net sales	$254,078	$229,384

Consolidated operating profit	$4,040	$938
Less operating loss of OnSale.com	365	673
Core business operating profit	$4,405	$1,611

Core business operating profit margin	1.73%	0.70%

Core business operating profit	$4,405	$1,611
Adjustment to reported operating profit:
Non-cash stock-based compensation expense (a)	316	452
Adjusted non-GAAP Core business operating profit	$4,721	$2,063

Adjusted non-GAAP Core business operating profit margin	1.86%	0.90%

(a)

Non-cash stock-based compensation expense relates to our adoption of SFAS 123R on January 1, 2006 for the three and twelve months ended December 31, 2006, and the issuance of an option in 2004 to a public relations firm for the three and twelve months ended December 31, 2005.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,576	$5,836
Accounts receivable, net of allowances of $4,387 and $4,630	115,417	114,184
Inventories, net	41,122	51,268
Prepaid expenses and other current assets	8,328	8,497
Deferred income taxes	4,592	4,594
Total current assets	174,035	184,379
Property and equipment, net	7,675	8,055
Deferred income taxes	5,004	6,248
Goodwill	3,900	3,525
Intangible assets, net	803	931
Other assets	415	429
Total assets	$191,832	$203,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,889	$75,837
Accrued expenses and other current liabilities	20,493	20,215
Deferred revenue	11,251	11,964
Line of credit	26,826	32,477
Note payable – current	500	500
Total current liabilities	126,959	140,993
Note payable	1,625	1,750
Total liabilities	128,584	142,743
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,706,626 and 12,648,720 shares issued; and 12,412,426 and 12,354,520 shares outstanding, respectively	13	13
Additional paid-in capital	87,964	87,465
Treasury stock, at cost: 294,200 shares	(1,015)	(1,015)
Accumulated other comprehensive income	298	241
Accumulated deficit	(24,012)	(25,880)
Total stockholders’ equity	63,248	60,824
Total liabilities and stockholders’ equity	$191,832	$203,567